Exhibit 10.45

Execution version

Date 25 March 2014

VLCC ACQUISITION I CORPORATION

as Guarantor

— and —

SCORPIO TANKERS INC.

as Seller

DEED OF GUARANTEE

relating to

Corporate Guarantees issued by Scorpio Tankers Inc.

INDEX

Clause		Page

1	INTERPRETATION	1

2	COUNTER-GUARANTEE	2

3	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR	2

4	ADMINISTRATION OF CLAIMS	2

5	ENFORCEMENT EXPENSES	3

6	PAYMENTS	3

7	REPRESENTATIONS AND WARRANTIES	4

8	UNDERTAKINGS	4

9	SUPPLEMENTAL	5

10	ASSIGNMENT	6

11	NOTICES	6

12	GOVERNING LAW AND JURISDICTION	6

EXECUTION PAGE

THIS GUARANTEE is made on 25 March 2014

BETWEEN

(1)                                 VLCC ACQUISITION I CORPORATION, a company incorporated under the laws of the Marshall Islands whose principal office is at 299 Park Avenue, Second Floor, New York, New York 10171(the “Guarantor”); and

(2)                                 SCORPIO TANKERS INC., a company incorporated under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, 96960 (the “Seller”, which expression includes its successors and assigns).

BACKGROUND

(A)                               By a Master Agreement dated 18 March 2014 (the “Master Agreement”) and made between: (A) (i) STI Glasgow Shipping Company Limited; (ii) STI Edinburgh Shipping Company Limited; (iii) STI Perth Shipping Company Limited; (iv) STI Dundee Shipping Company Limited; (v) STI Newcastle Shipping Company Limited; (vi) STI Cavaliere Shipping Company Limited; and (vii) STI Esles Shipping Company Limited, each a company incorporated under the laws of the Marshall Islands and having their registered offices at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands 96960, (the “SPVs”): (B) the Seller; and (C) the Guarantor it was agreed that the Guarantor would issue in favour of the Seller a back-to-back guarantee in respect of the Existing Performance Guarantees (as defined in the Master Agreement).

(B)                               The execution and delivery to the Seller of this Guarantee is one of the closing conditions under the Master Agreement.

IT IS AGREED as follows:

1                                         INTERPRETATION

1.1                               Defined expressions.  Words and expressions defined in the Master Agreement shall have the same meanings when used in this Guarantee unless the context otherwise requires.

1.2                               Construction of certain terms.  In this Guarantee:

“Builders” means the DSME Builder and/or the HHI Builder;

“Business Day(s)” means any day except Saturday, Sunday and any day which shall be in New York City, Hamburg or London a legal holiday or a day on which banking institutions are authorised or required by law or other government action to close;

“Existing Performance Guarantees” means the Exiting Performance Guarantees referred to in Recital A and issued by the Seller to the Builders in respect of each of the Shipbuilding Contracts;

“Master Agreement” means the Master agreement dated 18 March 2014 referred to in Recital (A) and includes any existing or future amendments or supplements;

“Shipbuilding Contracts” means, together, the DSME Shipbuilding Contracts and the HHI Shipbuilding Contracts and “Shipbuilding Contract” means any one of them.

2                                         COUNTER-GUARANTEE

2.1                               Counter-Guarantee and Indemnity.  The Guarantor unconditionally and irrevocably, with effect from the Closing Date:

(a)                                 guarantees, upon the terms of this Guarantee, to pay the Seller on written demand a sum equal to the amount demanded from the Sellers by the Builders or either of them under any of the Existing Performance Guarantees, including interest thereon; and

(b)                                 guarantees, upon the terms of this Guarantee, the full performance of the SPVs under the Shipbuilding Contracts to the extent the same is required under the terms of the Existing Performance Guarantees; and

(c)                                  fully indemnifies the Seller on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against, incurred or suffered by the Seller directly or indirectly as a result of or in connection with any obligation or liability guaranteed by the Guarantor being or becoming unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which the Seller would otherwise have been entitled to recover.

2.2                               No limit on number of demands.  The Seller may serve more than one demand under Clause 2.1.

3                                         LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR

3.1                               Principal and independent debtor.  The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety.

4                                         ADMINISTRATION OF CLAIMS

4.1                               Notification to Seller.  The Guarantor shall, notify the Seller if any of the SPVs receives notification from either of the Builders in respect of the payment of a scheduled instalment under a Shipbuilding Contract which the relevant SPV disputes together with details of the basis upon which such instalment payment is or may be disputed. The Seller shall, upon receipt of a notice hereunder have the right to request the Guarantor to take the steps to evidence the dispute outlined in Clause 4.3(b).

4.2                               Notification to Guarantor.  The Seller shall notify the Guarantor immediately upon receipt of a written demand made by either of the Builders under an Existing Performance Guarantee and provide the Guarantor with a copy of such demand and any substantiated statement provided by the Builder that the relevant SPV is in default of its obligations under the relevant Shipbuilding Contract.

4.3                               Disputes

(a)                                 If the Guarantor is of the opinion that any amount that is demanded by the Builder under Clause 4.2 under the relevant Existing Performance Guarantee is not due and payable by the Seller, the Guarantor shall have the right to request, within five (5) Business Days of receipt of notification under Clause 4.2, that the Seller, at the cost and risk of the Guarantor, dispute such demand and to take such legal steps or proceedings as may reasonably be required to defend any demand or claim made by the Builder against the Seller or to initiate any necessary action by the Seller against the Builder in respect of the Existing Performance Guarantees.

(b)                                 Should the Seller not agree with the Guarantor’s opinion then the Seller shall have the right to require the Guarantor to provide reasonable evidence supporting its opinion and the Guarantor shall be required to provide such evidence within five (5) Business Days. For the avoidance of doubt the advice of leading counsel from a commercial chambers in London, confirming that there is sufficient evidence and that there are reasonable grounds for believing that payment under the relevant Existing Performance Guarantee is not due and payable, shall constitute reasonable evidence. Upon receipt of reasonable evidence the Seller shall promptly take any appropriate action reasonably requested by the Guarantor.

4.4                               Administration.  The administration of any correspondence or proceedings under Clause 4.2 shall be maintained by the Guarantor in discussion with and with the cooperation of the Seller and the Seller shall promptly take all reasonable steps which the Guarantor requires in relation to Clause 4.3.

4.5                               Payment.  In the event of a notification being made to the Guarantor under Clause 4.2, the Seller shall not make any payment under the relevant Existing Performance Guarantee, until the earlier of: (i) the prior written consent of the Guarantor; (ii) the five (5) Business Days’ notice referred to in Clause 4.3(a) has elapsed and the Guarantor has not served notice on the Seller that it disputes the amount; or (iii) no reasonable evidence has been provided by the Guarantor in accordance with Clause 4.3(b) within five (5) Business Days of a request by the Seller thereunder; or (iv) a final award or judgement has been given in relation to the disputed demand.

4.6                               Indemnity.  The Guarantor shall fully indemnify the Seller on first demand in respect of any claims, expenses, liabilities, and losses which are made or brought against or incurred by the Seller as a result of any action or restriction on action by the Seller under the provisions of this Clause 4.

5                                         ENFORCEMENT EXPENSES

5.1                               Costs of enforcement.  The Guarantor shall pay to the Seller on its demand the amount of all expenses and losses (including legal costs) incurred by the Seller in connection with the enforcement of this Guarantee.

6                                         PAYMENTS

6.1                               Method of payments.  Any amount due under this Guarantee shall be paid:

(a)                                 in immediately available funds within three (3) Business Days of falling due for payment;

(b)                                 in respect of an amount demanded by either of the Builders to the account of the relevant Builder specified by the Builder to the Seller under the relevant Existing Performance Guarantee, unless the amount has already been paid by the Seller in accordance with the terms of the relevant Existing Performance Guarantee and evidenced to the Guarantor, in which case paragraph (c) below shall apply;

(c)                                  in respect of any amount other than an amount falling under (b) above, to such account as the Seller shall specify in writing to the Guarantor;

(d)                                 without any form of set-off, cross-claim or condition; and

(e)                                  free and clear of any tax deduction except a tax deduction which the Guarantor is required by law to make.

6.2                               Grossing-up for taxes.  If the Guarantor is required by law to make a tax deduction, the amount paid shall be increased by the amount necessary to ensure that the recipient receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received.

7                                         REPRESENTATIONS AND WARRANTIES

7.1                               General.  The Guarantor represents and warrants to the Seller as follows.

7.2                               Status.  The Guarantor is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.

7.3                               Corporate power.  The Guarantor has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)                                 to execute this Guarantee; and

(b)                                 to make all the payments contemplated by, and to comply with this Guarantee.

7.4                               Legal validity.  This Guarantee constitutes the Guarantor’s legal, valid and binding obligations enforceable against the Guarantor in the English Courts in accordance with its terms.

7.5                               No conflicts.  The execution by the Guarantor of this Guarantee and its compliance with this Guarantee will not involve or lead to a contravention of:

(a)                                 any law or regulation; or

(b)                                 the constitutional documents of the Guarantor; or

(c)                                  any contractual or other obligation or restriction which is binding on the Guarantor or any of its assets.

7.6                               Information.  All information which has been provided in writing by or on behalf of the Guarantor to the Seller, including any information provided under the Master Agreement is accurate in all material respects and there has been no material adverse change in the financial position or state of affairs of the Guarantor from that disclosed to the Seller.

7.7                               No litigation.  No legal or administrative action involving the Guarantor has been commenced or taken or, to the Guarantor’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Guarantor’s financial position.

8                                         UNDERTAKINGS

8.1                               Guarantor Covenants.  The Guarantor undertakes to the Seller that during the period commencing on the Closing Date and terminating on the date upon which the obligations of the Guarantor under this Guarantee are discharged in accordance with Clause 9.6:

(a)                                 it shall not undertake any business or activity other than (i) the entry into, and performance of its obligations and exercise of its rights under, the Master Agreement, each SPA, this Agreement and any documents entered into by the Guarantor pursuant thereto or in connection therewith; (ii) the ownership of the SPVs; and (iii) any matters related to the business referred to in (i) and/or (ii) above, including any related financing arrangements;

(b)                                 it shall notify the Seller as soon as reasonably practicable after the Guarantor becomes aware of any circumstances which, in the opinion of the Guarantor, will result in the Guarantor being unable to provide funding to any of the SPVs so that any of the SPVs will be unable to pay an instalment under the Shipbuilding Contract on the due date for payment thereunder and, to the extent reasonably practicable, at least 30 days prior to the expected date for the payment of such instalment; and

(c)                                  it shall, no less than 10 Business Days prior to the date upon which an instalment is due for payment by any SPV pursuant to a Shipbuilding Contract (the “Relevant Instalment”), provide to the Seller written evidence, in a form satisfactory to the Seller (acting reasonably), of the ability of the relevant SPV to pay the Relevant Instalment in full on the due date for payment;

(together, the “Guarantor Covenants” and each a “Guarantor Covenant”).

8.2                               Replacement Guarantee.  In the event that there is a breach of one of more of the Guarantor Covenants which is subsisting, the Guarantor shall, if so requested in writing by the Seller, within 7  Business Days after receipt of notice from the Seller procure that General Maritime Corporation (or another member of the Guarantor’s Group satisfactory to the Seller, acting reasonably) (the “Replacement Guarantor”) shall enter into a new guarantee in favour of the Seller on substantially the same terms as this Agreement, which shall replace this Agreement in its entirety (a “Replacement Guarantee”).  If the Guarantor fails for any reason to procure the provision of the Replacement Guarantee in accordance with this Clause 8.2, then the provisions of Clause 4 (Administration of Claims) shall cease to apply until the Replacement Guarantee is so provided.  The Seller shall execute the Replacement Guarantee promptly following receipt of the same duly executed by the Replacement Guarantor upon which this Agreement shall terminate and be of no further force or effect.

8.3                               Cash Balance. The Guarantor undertakes to the Seller that as at the Closing Date it shall have a cash balance in an amount of not less than $210 million US dollars.

8.4                               Seller’s undertakings. The Seller undertakes with the Buyer that it shall not amend, vary or supplement any of the Existing Performance Guarantees or assign its rights hereunder without the prior written consent of the Guarantor.

9                                         SUPPLEMENTAL

9.1                              Continuing guarantee.  This Guarantee shall remain in force as a continuing security at all times during the validity of this Guarantee.

9.2                               Rights cumulative, non-exclusive.  The Seller’s rights under and in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law.

9.3                               No impairment of rights under Guarantee.  If the Seller omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee, that shall not impair that or any other right of the Seller under this Guarantee.

9.4                               Discharge of liability.  Our liability under this Guarantee shall not be discharged or affected by any intermediate performance of any obligation or payment or settlement of account by the Seller under the Existing Performance Guarantees, any invalidity, illegality or unenforceability of the Existing Performance Guarantees or any insolvency, bankruptcy, winding up or analogous proceedings or re-organisation of the Seller.

9.5                               Severability of provisions.  If any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid, that shall not affect the validity, legality or enforceability of its other provisions.

9.6                               Third party rights.  A person who is not a party to this Guarantee has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.

9.7                               Release.  The obligations of the Guarantor under this Guarantee shall be fully discharged on the earlier of: (i) the date upon which all of the Vessels have been delivered under the Shipbuilding Contracts; or (ii) the Seller ceases to have, or is discharged from, any further obligations under the Existing Performance Guarantees.

10                                  ASSIGNMENT

10.1                        Assignment.  The Seller may not assign its rights under and in connection with this Guarantee without the prior written consent of the Guarantor.

11                                  NOTICES

11.1                        Notices.  Any notice to Guarantor or the Seller under or in connection with this Guarantee shall be sent to the same address and in the same manner as notices to the Seller under the Master Agreement.

12                                  GOVERNING LAW AND JURISDICTION

12.1                        English law.  This Guarantee and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

12.2                        Exclusive English jurisdiction.  The courts of England shall have exclusive jurisdiction to settle any dispute arising out of this Guarantee.

12.3                        Process agent.  The Guarantor irrevocably appoints WFW Legal Services Limited of 15 Appold Street, London EC2A 2HB, and the Seller irrevocably appoints Scorpio UK Limited located at 32 Dover Street, London W1S 4NE (for the attention of Mr Luca Forgione), to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a dispute.

12.4                       Seller’s rights unaffected.  Nothing in this Clause 12 shall exclude or limit any right which the Seller may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

THIS GUARANTEE has been entered into on the date stated at the beginning of this Guarantee.

EXECUTION PAGE

GUARANTOR

SIGNED by Christopher Allwin	)
for and on behalf of	)
VLCC ACQUISITION I	)
CORPORATION	)
in the presence of:	)	/s/ Christopher Allwin
Jorge Yengle
Witness signature:		/s/ Jorge Yengle

Witness name:		Jorge Yengle

Witness address:		c/o General Maritime Corporation, 299 Park Avenue, New York, NY 10171

SELLER

SIGNED by	)
for and on behalf of	)
SCORPIO TANKERS INC.	)
in the presence of:	)	/s/ Brian M. Lee

Witness signature:		/s/ Shuli Wang

Witness name:		Shuli Wang

Witness address:		1177 Avenue of the Americas, New York, NY 10036